EXHIBIT 99.2

Katy Industries, Inc.
305 Rock Industrial Park Drive
Bridgeton, MO 63044

October 27, 2008

Mr. Edward Carter
509 Richley Dr.
Chesterfield, MO  63017

Dear Ed:

On behalf of Katy Industries, Inc. (“Katy” or the “Company”) I am pleased to extend to you this offer of employment on the following terms and conditions:

Title.  Vice President – Sales & Marketing

Salary.  Annual salary of $225,000, subject to annual review by the Compensation Committee of the Board.

Annual Bonus.  Target annual bonus equal to 50% of salary, subject to achievement of the performance targets and other provisions of the Company’s management incentive plan (the “Bonus Plan”).  In addition to your target annual bonus, you will have the opportunity to receive a supplemental bonus for performance materially in excess of annual financial targets, at the discretion of the Compensation Committee of the Board.  Your target bonus for the fiscal year ended December 31, 2008, which shall be prorated based on your Employment Date (as defined below), shall be guaranteed.  Any bonus due to you under this section in respect of a calendar year shall be paid to you as soon as practicable after the end of such calendar year (the Company will endeavor to pay the bonus not later than April 1 of the year following the year in which the bonus was earned, but in all events will pay the bonus not later than December 31 of the year following the year in which the bonus was earned).

Severance.  If you are involuntarily terminated other than for “Cause” the Company will continue to pay your regular base salary for a period of six months, provided that if such termination occurs as a result of or within six months following a Change in Control, the Company shall continue to pay your regular base salary for a period of one year.  A “Change in Control” will be defined as (i) a sale of 100% of the Company’s outstanding capital stock; (ii) a sale of all or substantially all of the Company’s operating subsidiaries or assets; or (iii) a transaction or transactions in which any third party acquires a stock ownership greater than that held by affiliates of Kohlberg & Co. L.L.C. (“Kohlberg”) and in which Kohlberg relinquishes control of the Board of Directors of Katy (the “Board”).  “Cause” will be defined as (i) willful failure to perform, or gross negligence in the performance of, your material duties and responsibilities to the Company and its affiliates; (ii) commission of a material act of fraud or embezzlement or any material dishonesty with regard to the Company or any of its affiliates; or (iii) conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude.

Edward Carter

Common Stock Options.  You will be granted options to purchase 125,000 shares of the Company’s common stock.  Options granted will be exercisable at the price of the Company’s shares on the Over-the-Counter Bulletin Board (“OTC BB”) at the time the option grant is finalized (currently approximately $1.20 per share).  Options will vest in three equal annual installments on the first, second, and third anniversaries of your Employment Date, subject to your continued employment with the Company.  Options will have a maximum exercise period of ten years from the date of the initial grant, and will be subject to accelerated vesting in the event of a Change in Control.  To the extent that your employment is terminated without “Cause” (as defined), you would be entitled to exercise your vested options during some limited time period, while your unvested options would be canceled.

Medical Benefits.  The Company will provide you with a comprehensive medical benefits package consistent with its established policies.

Other Benefits.  You shall be entitled to four (4) weeks of vacation per annum, to be taken at such times and intervals as you shall determine, subject to the reasonable business needs of the Company.  The Company will provide you with an automobile allowance of $600 per month.

Confidential Information.  You will comply with the policies and procedures of the Company and its affiliates for protecting non-public or confidential information of the Company and its affiliates and shall not disclose any such information to any person (except as required by applicable law or for the good faith performance of your duties and responsibilities to the Company and its affiliates), or use any such information for your own benefit or gain.  You agree that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination.

Non-Competition.  While you are employed by the Company and for six months (or, if your termination of employment occurs as a result of or within six months following a Change in Control, twelve months) following termination of your employment for any reason, you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its affiliates or undertake any planning for any business competitive with the Company or any of its affiliates within the United States.  Prohibited activity includes without limitation accepting employment or a consulting position with any person who is, or at any time within twelve months prior to termination of your employment has been, a customer of the Company or any of its affiliates.  You further agree that, in the event that any provision of this section shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

Edward Carter

Non-Solicitation.  You agree that while you are employed by the Company and for six months (or, if your termination of employment occurs as a result of or within six months following a Change in Control, twelve months) following termination of your employment for any reason, you will not (i) hire or attempt to hire any employee of the Company or any of its affiliates; (ii) assist in such hiring by any person; (iii) encourage any such employee to terminate his or her relationship with the Company or any of its affiliates; (iv) solicit or encourage any customer or vendor of the Company or any of its affiliates to terminate its relationship with them; or (v) in the case of a customer, to conduct with any person any business or activity which such customer conducts or could conduct with the Company or any of its affiliates.  You further agree that, in the event that any provision of this section shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

Employment Date.   Your target employment date will be October 27, 2008.  This offer is contingent on the passing of a criminal background check and drug screen.

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Edward Carter

If you are in agreement with the contents of this letter agreement, please execute it in the space provided below and return one copy to me, retaining a copy for your files.  If you have any questions or comments, please do not hesitate to contact me.  We look forward to working with you to build value for all of Katy’s shareholders.

Sincerely,

/s/ David J. Feldman

David J. Feldman
President & CEO

cc:       Christopher Lacovara
Christopher Anderson
Pat Carroll

Agreed and accepted:

/s/ Edward Carter      October 27, 2008
Edward Carter                  Date